Exhibit 99.1

FOR IMMEDIATE RELEASE:

Einstein Noah Restaurant Group Announces Quarterly Cash Dividend of $0.125 Per Share

LAKEWOOD, Colo. – January 30, 2013 – Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL), a leader in the quick-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah’s New York Bagels®, and Manhattan Bagel® brands, announced that its Board of Directors has declared a quarterly cash dividend of $0.125 per share, payable on April 15, 2013 to stockholders of record as of March 1, 2013.

As of January 30, 2013, Einstein Noah Restaurant Group, Inc. had approximately 17.0 million shares of common stock outstanding.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group, Inc. is a leading company in the quick casual restaurant industry that operates, franchises and licenses locations under the Einstein Bros.®, Noah’s New York Bagels® and Manhattan Bagel® brands. The Company’s retail system consists of over 800 restaurants in 40 states and the District of Columbia. It also operates a dough production facility. The Company’s stock is traded on the NASDAQ under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

Contacts:

Investor Relations:

Raphael Gross

203-682-8253

rgross@icrinc.com

Media Relations:

Liz Brady DiTrapano

646-277-1226

lbrady@icrinc.com